Exhibit 12.1

BNSF RAILWAY COMPANY and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
		(As Adjusted)[a]

Earnings:

Income before income taxes	$723	$790

Add:
Interest and other fixed charges, excluding capitalized interest	21	32

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	69	62

Distributed income of investees accounted for under the equity method	1	–

Amortization of capitalized interest	–	1

Less: Equity in earnings of investments accounted for
under the equity method	3	4

Total earnings available for fixed charges	$811	$881

Fixed charges:

Interest and fixed charges	$23	$35

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	69	62

Total fixed charges	$92	$97

Ratio of earnings to fixed charges	8.82x	9.08x

[a]Prior year numbers have been adjusted for the retrospective adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities. See Note 1 of the Consolidated Financial Statements for additional information.

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